Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS THIRD QUARTER 2018 RESULTS
Raises Full-Year Adjusted EBITDA and EPS Guidance
PLYMOUTH, MN, November 5, 2018 - The Mosaic Company (NYSE: MOS) today reported third quarter 2018 net earnings of $247 million. Adjusted EBITDA(1) during the quarter was $606 million, up sequentially and year-over-year. Third quarter diluted earnings per share (EPS) were $0.64, which included a negative impact of $0.11 per share from notable items, primarily related to discrete tax items and costs associated with the Vale Fertilizantes acquisition. Adjusted EPS(1) during the third quarter of 2018 was $0.75, ahead of last year and the second quarter of 2018.
Year-to-date net earnings were $358 million, and adjusted EBITDA(1) was $1.4 billion, up 71 percent compared to the same period in 2017. Diluted EPS for the first nine months of 2018 was $0.93, or $1.35 excluding notable items, an increase of 78 percent year-over-year. Growth in adjusted EBITDA(1) and EPS(1) reflected enhanced operational leverage across the business, the impact of the acquisition, integration and transformation in the Mosaic Fertilizantes segment, as well as improved market conditions
Highlights:

•	Guiding to full-year adjusted EBITDA(1) in the range of $1.90 to $2.00 billion, up from the previously increased $1.80 to $1.95 billion range.

•	Raising full-year adjusted EPS(1) guidance to $1.80 to $2.00, from $1.45 to $1.80, due to strong underlying business performance and lowered expected full-year effective tax rate.

•
Delivered on Mosaic Fertilizantes synergy targets with $128 million in gross realized synergies year-to-date, or $102 million net of costs to achieve them. Raised full year 2018 net synergy target to $140 to $160 million, and expect to achieve the full $275 million target ahead of schedule.

•	Completed the commitment to repay $700 million of long-term debt, two years ahead of the initial 2020 target, resulting in the Company meeting its through-cycle leverage targets.

(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

“We saw strong fundamentals in the third quarter, and that momentum is continuing,” said Joc O’Rourke, President and Chief Executive Officer. “We’ve increased our full year earnings guidance to reflect strong operational performance across business units, as well improving market conditions. Our excellent progress on the transformational initiatives at Mosaic Fertilizantes is delivering tangible results to the bottom line.”
Mosaic’s net sales in the third quarter of 2018 were $2.9 billion, compared to $2.0 billion last year, primarily driven by the acquisition of Vale Fertilizantes and higher average sales prices in all three operating segments. Operating earnings during the quarter were $393 million, up from $214 million a year ago, driven by higher gross margins in all segments.
Cash flow from operating activities in the third quarter of 2018 was $524 million compared to $136 million in the prior year. Capital expenditures totaled $241 million in the quarter. The Company completed $400 million of debt retirement in the quarter, $200 million of which was previously announced. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $1.0 billion, largely unchanged from a quarter ago, despite debt retirement. Long-term debt was $4.6 billion as of September 30, 2018.
“Mosaic has fulfilled our commitment to pay down $700 million of debt by 2020,” said Joc O’Rourke.  “Our lower debt levels and stronger earnings outlook bring Mosaic’s balance sheet closer to our through-cycle targets. As we look ahead, our capital priorities remain unchanged: maintain a strong balance sheet and sustain our assets to ensure reliability and the safety of our people, and maintain a balanced approach to investing to grow the business and returning capital to shareholders.”

Phosphates Results*	3Q 2018	2Q 2018	3Q 2017
Sales Volumes million tonnes	2.2	2.3	2.1
Gross Margin (GAAP) per tonne	$80	$67	$32
Adjusted Gross Margin (non-GAAP) per tonne(1)	$80	$70	$32

*Tonnes = finished product tonnes
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Net sales in the Phosphates segment were $1.0 billion for the third quarter, up from $779 million last year, driven by higher average sales prices and higher sales volumes. Gross margin was $180 million for the third quarter compared to $67 million for the same period a year ago. The increase in the third quarter gross margin was primarily driven by higher average sales prices and operational improvements that lowered controllable operating costs in the segment. Last year’s period sales volumes and gross margin included a negative impact from Hurricane Irma of 220,000 tonnes and $26 million respectively. The current year period reflects the impact of the Plant City idling.

lowered controllable operating costs in the segment. These benefits were partially offset by higher sulfur costs, as well as the notable item discussed above.

Potash Results	3Q 2018	2Q 2018	3Q 2017
Sales Volumes million tonnes	2.4	2.4	2.2
Gross Margin (GAAP) per tonne	$66	$56	$44
Adjusted Gross Margin (non-GAAP) per tonne(1)	$66	$58	$49
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
Net sales in the Potash segment totaled $609 million for the third quarter, up from $474 million last year, driven by both higher average sales prices and higher sales volumes. Gross margin was $161 million for the third quarter compared to $99 million for the same period a year ago.
The improvement in gross margin was primarily driven by higher average sales prices, partially offset by timing of turn-around activities. MOP cash costs, including brine management costs, were $79 per tonne. Excluding the 2017 impact related to the resolution of a royalty matter with the government of Saskatchewan, MOP cash costs of production were essentially flat to last year’s levels, despite a lower operating rate due to the timing of planned maintenance turn-arounds in the current quarter.

Mosaic Fertilizantes Results*	3Q 2018	2Q 2018	3Q 2017
Sales Volumes million tonnes	3.6	1.8	2.2
Gross Margin (GAAP) per tonne	$42	$29	$24
Adjusted Gross Margin (non GAAP) per tonne(1)	$42	$29	$24
*Tonnes = finished product tonnes
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Net sales in the Mosaic Fertilizantes segment were $1.4 billion for the third quarter, up from $806 million last year. Gross margin was $152 million, compared to $52 million for the same period a year ago. The year-over-year increase in gross margin was primarily driven by the acquisition of Vale Fertilizantes, as well higher margins in the legacy distribution business.

Mosaic Fertilizantes achieved $128 million in gross synergies year-to-date, or $102 million net of costs to achieve them. For the full year 2018, Mosaic expects $140 to $160 million of net synergies and expects to achieve its $275 million target well ahead of schedule.
Other
Selling, General and Administrative (SG&A) expenses were $79 million for the third quarter, up from $66 million last year, primarily as a result of a larger business in Brazil and higher incentive compensation.
While the reported tax rate during the third quarter of 2018 was 26 percent, excluding discrete items the calculated GAAP effective tax rate was 19 percent. Mosaic expects to pay minimal cash income taxes in 2018. Mosaic believes there may be continued volatility in its effective tax rate due to changing interpretations of the new tax laws and changes in valuation allowances, but currently expects the 2018 effective tax rate, excluding discrete items, to be around 20 percent.
Financial Guidance
“While we continue to monitor several risk factors, we are optimistic about the outlook for our businesses,” O’Rourke said. “Accelerated Mosaic Fertilizantes synergy capture, continued ramp-up of the Esterhazy K3 mine and improving market fundamentals put Mosaic in an excellent position to create sustainable shareholder value over the long term.”
Mosaic has updated earnings guidance ranges:

$ in billions except per share	2018 Guidance	Reported YTD 9/30/2018
Adjusted EBITDA(1)	$1.9 - $2.0	$1.439
Adjusted earnings per share(1)	$1.80 - $2.00	$1.35
Capital Expenditures	$0.9 - $1.1	$.665
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Assumptions embedded in the full-year guidance include:

In Millions*	Full-Year 2018 Assumptions	Reported YTD 9/30/2018
Potash tonnes sold**	8.6 - 9.0	6.5
Phosphates tonnes sold	8.2 - 8.5	6.5
Mosaic Fertilizantes tonnes sold	8.9 - 9.2	7.0
SG&A Expenses	$325 - $350	$252
*Tonnes = finished product tonnes
** Full-year sales volume reflects ~400,000 tonne reduction from Canpotex’ change in revenue recognition.
For the fourth quarter of 2018, Mosaic expects:

	Sales Volumes millions of tonnes*	Adjusted Gross Margin(1)
Potash	2.2 - 2.5	$80 - $90 per tonne
Phosphates	1.7 - 2.0	$65 - $75 per tonne
Mosaic Fertilizantes	1.9 - 2.2	$35 - $45 per tonne
Corporate and Other		$0 - $15 million
*Tonnes = finished product tonnes
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
The Company’s forecasts assume continued strong market conditions in potash, as well as high operating rates at the three Canadian mines. Phosphates segment outlook reflects underlying firmness in supply and demand dynamics and normal year-end seasonality. In the Mosaic Fertilizantes segment, the Company expects the impacts of the higher average realized selling prices to be partially offset by the recent strengthening of the Brazilian Real relative to the U.S. Dollar. In addition to synergy capture progress, Mosaic continues to integrate production and distribution assets to optimize revenues, both of which are expected to benefit margins in the fourth quarter.
Risks and factors that could impact fourth quarter results are primarily related to foreign currency fluctuations. Risks also include second crop planting intentions in Brazil and logistics related disruptions in potash.
The Company is not providing forward looking guidance for U.S. GAAP reported earnings per diluted share or a quantitative reconciliation of forward-looking adjusted earnings per diluted share of non-GAAP adjusted EBITDA. Please see "Non-GAAP Financial Measures" for additional information.  EPS guidance is based on preliminary estimates of asset values and depreciation for the acquired Vale Fertilizantes business which are expected to be finalized during 2018.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, November 6, 2018, at 9:00 a.m. Eastern Time to discuss third quarter 2018 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the anticipated benefits and synergies of our acquisition of the global phosphate and potash operations of Vale S.A. previously conducted through Vale Fertilizantes S.A. (which, when combined with our legacy distribution business in Brazil, is now known as Mosaic Fertilizantes) (the “Transaction”), other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: difficulties with realization of the benefits and synergies of the Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil such as costs associated with the new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, which is operated by an entity in which we are the majority owner; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, and non-GAAP EBITDA, and adjusted EBITDA, referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for current and historical periods beginning with the quarter ended December 31, 2016 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended September 30, 2018, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.11:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(2)	$—	$—
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	11	(2)	0.02
Integration costs	Corporate and Other	Other operating income (expense)	(3)	1	(0.01)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(4)	1	(0.01)
Realized loss on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	(7)	1	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(29)	(0.08)
Earn-out obligation	Corporate and Other	Other operating income (expense)	(8)	—	(0.02)
Total Notable Items			$(13)	$(28)	$(0.11)

For the three months ended September 30, 2017, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.22:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain	Consolidated	Foreign currency transaction gain (loss)	$58	$—	$0.17
Unrealized gain on derivatives	Corporate and Other	Cost of goods sold	2	—	0.01
Fees related to purchase of Vale Fertilizantes	Corporate and Other	Other operating expense	(6)	—	(0.02)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	5	0.01
Pre-issuance hedging loss	Consolidated	Interest expense, net	(2)	—	(0.01)
Gain on sale of land	Phosphates	Other operating income	52	—	0.15
Change in Canadian tax regulations	Potash	Cost of goods sold	(10)	(17)	(0.08)
Asset write-off	Phosphates	Other operating expense	(3)	—	(0.01)
Total Notable Items			$91	$(12)	$0.22

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net sales	$2,928.1	$1,984.8	$7,066.8	$5,317.5
Cost of goods sold	2,432.6	1,744.0	6,034.6	4,754.8
Gross margin	495.5	240.8	1,032.2	562.7
Selling, general and administrative expenses	78.5	66.1	251.4	218.2
Other operating expense (income)	23.7	(39.2)	110.5	5.9
Operating earnings	393.3	213.9	670.3	338.6
Interest expense, net	(40.9)	(36.2)	(135.4)	(98.4)
Foreign currency transaction (loss) gain	(2.2)	58.6	(113.1)	76.6
Other (expense) income	(7.6)	1.1	(15.6)	(2.0)
Earnings from consolidated companies before income taxes	342.6	237.4	406.2	314.8
Provision for income taxes	90.6	17.6	44.4	4.7
Earnings from consolidated companies	252.0	219.8	361.8	310.1
Equity in net (loss) earnings of nonconsolidated companies	(2.3)	9.8	(3.9)	15.5
Net earnings including noncontrolling interests	249.7	229.6	357.9	325.6
Less: Net income attributable to noncontrolling interests	2.2	2.1	0.2	1.7
Net earnings attributable to Mosaic	$247.5	$227.5	$357.7	$323.9
Diluted net earnings per share attributable to Mosaic	$0.64	$0.65	$0.93	$0.92
Diluted weighted average number of shares outstanding	387.5	352.2	386.1	351.9

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,029.9	$2,153.5
Receivables, net	834.9	642.6
Inventories	1,957.1	1,547.2
Other current assets	356.1	273.2
Total current assets	4,178.0	4,616.5
Property, plant and equipment, net	11,891.6	9,711.7
Investments in nonconsolidated companies	828.5	1,089.5
Goodwill	1,753.0	1,693.6
Deferred income taxes	307.7	254.6
Other assets	1,455.9	1,267.5
Total assets	$20,414.7	$18,633.4
Liabilities and Equity
Current liabilities:
Short-term debt	$25.7	$6.1
Current maturities of long-term debt	61.2	343.5
Structured accounts payable arrangements	504.1	386.2
Accounts payable	839.3	540.9
Accrued liabilities	1,072.1	754.4
Total current liabilities	2,502.4	2,031.1
Long-term debt, less current maturities	4,523.1	4,878.1
Deferred income taxes	1,195.3	1,117.3
Other noncurrent liabilities	1,540.6	967.8
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2018 and December 31, 2017	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 389,242,360 shares issued and 385,470,085 shares outstanding as of September 30, 2018, 388,998,498 shares issued and 351,049,649 shares outstanding as of December 31, 2017	3.8	3.5
Capital in excess of par value	983.8	44.5
Retained earnings	10,971.7	10,631.1
Accumulated other comprehensive loss	(1,517.7)	(1,061.6)
Total Mosaic stockholders' equity	10,441.6	9,617.5
Noncontrolling interests	211.7	21.6
Total equity	10,653.3	9,639.1
Total liabilities and equity	$20,414.7	$18,633.4

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Cash Flows from Operating Activities:
Net cash provided by operating activities	$523.8	$135.5	$1,259.8	$524.3
Cash Flows from Investing Activities:
Capital expenditures	(241.0)	(197.6)	(665.4)	(589.9)
Purchases of available-for-sale securities - restricted	(228.5)	(280.0)	(486.1)	(1,546.3)
Proceeds from sale of available-for-sale securities - restricted	221.1	277.6	470.5	1,533.7
Investments in nonconsolidated companies	—	(62.5)	—	(62.5)
Investments in consolidated affiliate	—	(8.8)	(3.6)	(47.7)
Proceeds from sale of fixed assets	9.3	69.1	9.3	69.1
Acquisition, net of cash acquired	—	—	(985.3)	—
Other	(4.7)	(18.5)	(0.3)	0.3
Net cash used in investing activities	(243.8)	(220.7)	(1,660.9)	(643.3)
Cash Flows from Financing Activities:
Payments of short-term debt	(31.2)	(258.0)	(120.1)	(523.2)
Proceeds from issuance of short-term debt	38.0	264.7	145.2	608.1
Payments of structured accounts payable arrangements	(144.2)	(83.0)	(582.4)	(238.8)
Proceeds from structured accounts payable arrangements	259.2	226.4	590.2	473.8
Payments of long-term debt	(408.5)	(2.8)	(722.4)	(6.2)
Proceeds from issuance of long-term debt	0.1	—	39.3	1.5
Cash dividends paid	(9.7)	(52.7)	(28.9)	(201.8)
Other	(0.1)	(0.3)	(0.5)	(2.2)
Net cash (used in) provided by financing activities	(296.4)	94.3	(679.6)	111.2
Effect of exchange rate changes on cash	(11.2)	18.3	(62.8)	22.8
Net change in cash, cash equivalents and restricted cash	(27.6)	27.4	(1,143.5)	15.0
Cash, cash equivalents and restricted cash - beginning of period	1,078.5	699.0	2,194.4	711.4
Cash, cash equivalents and restricted cash - end of period	$1,050.9	$726.4	$1,050.9	$726.4

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$1,029.9	$685.7
Restricted cash in other current assets	8.2	7.5
Restricted cash in other assets	12.8	33.2
Total cash, cash equivalents and restricted cash shown in the unaudited statement of cash flows	$1,050.9	$726.4

Earnings Per Share Calculation

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net earnings attributable to Mosaic	$247.5	$227.5	$357.7	$323.9
Basic weighted average number of shares outstanding	385.5	351.1	384.5	350.9
Dilutive impact of share-based awards	2.0	1.1	1.6	1.0
Diluted weighted average number of shares outstanding	387.5	352.2	386.1	351.9
Basic net earnings per share attributable to Mosaic	$0.64	$0.65	$0.93	$0.92
Diluted net earnings per share attributable to Mosaic	$0.64	$0.65	$0.93	$0.92